EXHIBIT 10.1
LOAN AGREEMENT
     THIS LOAN AGREEMENT (the “Agreement”) is made this 14th day of November, 2006, by and among Professional Veterinary Products, Ltd., a Nebraska corporation (“PVPL”), ProConn, LLC, a Nebraska limited liability company (“ProConn”), Exact Logistics, LLC, a Nebraska limited liability company (“Exact”, together with PVPL and ProConn, collectively and individually herein referred to as “Borrower”) and First National Bank of Omaha, a national banking association (“Lender”).
RECITALS
     WHEREAS, Borrower has requested that Lender loan up to forty-four million six hundred sixty-six thousand dollars ($44,666,000) to the Borrower via a forty million dollar ($40,000,000) revolving credit facility and a four million six hundred sixty-six thousand dollar ($4,666,000) term loan facility, the proceeds of which will be used to refinance existing indebtedness of the Borrower and to provide the Borrower with working capital support;
WHEREAS, each Borrower will receive direct and indirect financial benefits from the loans;
     WHEREAS, the loans will generally be secured by (i) Borrower’s warehouse / office facility located at 10077 South 134th Street, Omaha, Nebraska and (ii) Borrower’s other assets including, without limitation, accounts receivable, inventory, machinery and equipment, general intangibles and accounts; and
     WHEREAS, Lender is willing to make the loans on the terms and subject to the conditions set forth herein.
     NOW, THEREFORE, for and in consideration of Lender making loans up to $45,000,000 to the Borrower, the premises set forth above, which are incorporated herein by this reference and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is agreed as follows:
ARTICLE I
Principles of Interpretation and Definitions
     Section 1.1 General Principles. For the purpose of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:
     (a) the terms defined in this Article have the meanings assigned to them in this Article, and include the plural as well as the singular; and
     (b) all accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles and shall be consistent with those applied in preparation of the financial statements referred to in Section 4.5.
     Section 1.2 Definitions. The following specific definitions shall apply to this Agreement:
     (a) “Account Debtor” means the person who is obligated on a Receivable.

     (b) “Advance” means a monetary advance made by Lender to any Person pursuant to the provisions of any Loan.
     (c) “Affiliate” means any Person (1) that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with Borrower including, without limitation, the officers and directors of each of them, (2) that directly or beneficially owns or holds ten percent (10%) or more of any equity interest in Borrower or (3) ten percent (10%) or more of whose voting stock (or in the case of a Person which is not a corporation, ten percent (10%) or more of any equity interest) is owned directly or beneficially or held by Borrower including, without limitation, American Animal Hospital Association Services Company (d/b/a MarketLink). As used herein, the term “control” shall mean possession, directly or indirectly, of the power to direct the management or policies of a Person, whether through ownership of securities or otherwise.
     (d) “Borrowing Base” means an amount equal to the sum of:
(1)	80% of the Eligible Accounts Receivable; plus

(2)	50% of the Value of Eligible Inventory up to a maximum of $20,000,000.
     As of any date, the Borrowing Base shall be determined on the basis of the information contained in the most recent Borrowing Base Certificate.
     (e) “Borrowing Base Certificate” means the certificate in the form of Exhibit 2.1.4 attached hereto which is required to be delivered to Lender in accordance with Section 2.1.4 hereof. Borrower shall not include any inventory in a Borrowing Base Certificate unless Borrower shall have: (1) notified Lender in writing of the location of the inventory; (2) executed such documents including, without limitation, financing statements, as are required by Lender to perfect a security interest in such inventory; and (3) Lender shall have notified Borrower that any such documents have been duly filed or recorded.
     (f) “Cash Flow Leverage Ratio” shall mean the ratio of Borrower’s Interest Bearing Debt to EBITDA for the applicable quarter (calculated on a four-quarter rolling average).
     (g) “Collateral” shall mean Borrower’s warehouse / office facility located at 10077 South 134th Street, Omaha, Nebraska and any other property or right, tangible or intangible, in any form whatsoever, provided from time to time as security for the discharge of any obligation of Borrower to Lender including, without limitation, all of Borrower’s accounts receivable, inventory, machinery and equipment, general intangibles and accounts.
     (h) “Collateral Agreements” shall mean all documents and agreements delivered to secure the payment and performance of any obligation of Borrower to Lender including, without limitation, the documents and agreements for such purpose referred to in Section 2.6 and any and all documents and agreements delivered in the future for such purpose.
     (i) “Debt” means (1) all items of indebtedness or liability which in accordance with generally accepted accounting principles would be included in determining total liabilities as shown on the liabilities side of a balance sheet at the date as of which Debt is to be determined, (2) indebtedness secured by any mortgage, pledge, lien or security interest existing on property owned by the Person whose debt is being determined, whether or not the indebtedness secured thereby shall have been assumed and (3) guaranties, endorsements (other than for purposes of collection in the ordinary course of business consistent with past practice) and other contingent obligations in respect of, or to purchase or otherwise acquire, indebtedness of others, such obligations to be included at the face amount of such obligation assuming all contingencies to have been met.
     (j) “Distributions” means all payments or other distributions of cash or other assets in the form of management, development or other fees, net increase in loans or advances (but in no event less than zero), dividends, distributions for the payment of federal and state income taxes, stock repurchases or redemptions, bonuses, principal payments on indebtedness of Borrower’s partners or its other Affiliates or any other payment to any of Borrower’s partners or its other Affiliates to the extent such payments or other distributions are not already a reduction of net income after taxes in calculating EBITDA; provided, however, Distributions shall not include refunds, rebates or credits associated with sales of Inventory made to shareholders of PVPL in the ordinary course of business consistent with past practice.
     (k) “EBITDA” means, for any period, the sum of (1) net income after taxes for such period, (2) amortization and depreciation expense for such period, (3) total interest expense (whether paid or accrued and including the interest component of payments under capital leases) for such period and (4) income tax expense for such period.
     (l) “Eligible Accounts Receivable” or “Eligible Receivables” shall mean any Receivable of Borrower in which Lender has a first priority perfected security interest and which complies with each of the following requirements:
(1)	it arises out of a bona fide sale of goods sold and delivered by or on behalf of Borrower, or is in the process of being delivered by or on behalf of Borrower, to the Account Debtor on said Receivable;
(2)	all warranties set forth in this Agreement and the applicable Collateral Agreements are true and correct in all material respects with respect thereto;
(3)	it has been identified to Lender by Borrower in a manner reasonably satisfactory to Lender;
(4)	it arises from the sale of Inventory and it is evidenced by an invoice (dated not later than the date of shipment) rendered to the Account Debtor thereunder;
(5)	it has not remained unpaid in whole or in part for a period of more than sixty (60) days from and after the due date thereof;
(6)	it is not owed by an Account Debtor who is an employee of or which is an Affiliate of Borrower (excluding MarketLink);
(7)	it is not owing by any Account Debtor located outside of the United States unless such Receivable is insured by accounts receivable insurance satisfactory to Lender naming Lender as an additional lender loss payee;
(8)	the amount of such Receivable represented as owing is not disputed and it is net of any credit or allowance given by Borrower to such Account Debtor;

(9)	the Receivable is not subject to any counterclaim or defense asserted by the Account Debtor thereunder, nor is it subject to any offset or contra account payable to the Account Debtor or to any repurchase obligations or return rights, such as those arising under sales made on a “bill-and-hold”, “guaranteed sale”, “sale on approval” or consignment basis;
(10)	in the case of a Receivable which constitutes or is a component of chattel paper including, without limitation, chattel paper generated in connection with the sale of the Borrower’s Inventory to its customers on a purchase money secured basis, each component of such chattel paper: (i) is in the exclusive possession of Borrower or in the event Lender has requested delivery pursuant to the Collateral Agreements, is in the possession of Lender; and (ii) is prominently stamped with the following legend: “This writing and the indebtedness evidenced or secured hereby is subject to a first priority perfected security interest from First National Bank of Omaha”; and
(11)	it is net of all finance charges less than sixty (60) days old.
     (m) “Eligible Inventory” means any Inventory of Borrower in which Lender has a first priority perfected security interest and which complies with each of the following requirements:
(1)	it is readily usable or marketable by Borrower in the ordinary course of its business consistent with past practice;
(2)	it substantially conforms to the represented specifications and other quality standards of Borrower;
(3)	all warranties as set forth in this Agreement and the Collateral Agreements are true and correct in all material respects with respect thereto;
(4)	it has been identified to Lender in the manner prescribed by Lender pursuant to the applicable Collateral Agreements;
(5)	it is located at a location in the United States of America disclosed to and approved by Lender and, if requested by Lender, any Person (other than Borrower) owning or controlling such location shall have waived all right, title and interest in and to such Inventory in a manner satisfactory to Lender;
(6)	it is priced in accordance with generally accepted accounting practices and consistent with Borrower’s method of pricing of Inventory elected in its year-end financial statements referred to in Section 4.5;
(7)	it has not given rise to a Receivable; and
(8)	it is not Inventory of ProConn.
     (n) “Event of Default” means those acts or omissions described in Article VII, after the expiration of any grace period provided therein.

     (o) “Interest Bearing Debt” means any Debt of Borrower bearing interest, whether or not payment was made during the measurement period.
     (p) “Inventory” means all raw materials, work in process, finished goods, supplies and goods held for sale or lease or furnished or to be furnished under contracts of service in which Borrower now has or hereafter acquires any right.
     (q) “LIBOR Rate” means with respect to the relevant period, the one-month rate appearing on page 3750 of the Telerate Service (or on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by Lender from time to time for purposes of providing quotations of interest rates applicable to U.S. Dollar deposits in the London interbank market) with first-class banks in the London interbank market at approximately 11:00 a.m. (London time), which shall be that one-month LIBOR rate in effect and reset each New York Banking Day.
     (r) “Loan” or “Loans” means the total amount loaned or advanced by Lender to Borrower or on behalf of Borrower including, without limitation, the Notes, any modifications thereof and any other obligation or indebtedness now existing or hereinafter arising between Lender and Borrower.
     (s) “New York Banking Day” means any day (other than a Saturday or Sunday) on which commercial banks are open for business in New York, New York.
     (t) “Notes” means collectively the promissory notes evidencing the Revolving Loan and the Term Loan, which are attached hereto and marked Exhibits 2.1 and 2.2, respectively, together with any and all extensions, renewals, modifications and substitutions thereof and exchanges therefor.
     (u) “Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.
     (v) “Plan” means an employee benefit plan or other plan maintained for employees of Borrower, and covered by Title IV of the Employee Retirement Income Security Act of 1974, as amended.
     (w) “Receivables” or “Accounts Receivable” shall mean all accounts, contract rights, instruments, documents, chattel paper and general intangibles in which Borrower now has or hereafter acquires any right.
     (x) “Reportable Event” has the meaning assigned to that term in Title IV of the Employee Retirement Income Security Act of 1974, as amended.
     (y) “Revolving Loan” means the revolving credit facility in an amount up to $40,000,000, as described in Section 2.1 and as provided in the promissory note attached hereto as Exhibit 2.1.
     (z) “Tangible Net Worth” means the total of all assets properly appearing on the balance sheet of Borrower in accordance with generally accepted accounting principles, less the sum of the following:

(1)	the book amount of all such assets which would be treated as intangibles under generally accepted accounting principles, including, without limitation, all such items of goodwill, trademarks, trademark rights, trade names, trade name rights, brands, copyrights, patents, patent rights, licenses, deferred charges and unamortized debt discount and expenses;
(2)	any write-up in the book value of any such assets resulting from revaluation thereof subsequent to the date of this Agreement;
(3)	all reserves, including reserves for depreciation, obsolescence, depletion, insurance and inventory valuation, but excluding contingency reserves not allocated for any particular purpose and not deducted from assets;
(4)	the amount, if any, at which any shares of stock of the Borrower appear on the asset side of such balance sheet;
(5)	all liabilities of the Borrower shown on such balance sheet;
(6)	all investments in foreign Affiliates and nonconsolidated domestic Affiliates; and
(7)	all accounts or notes due to the Borrower from any shareholder, director, officer, employee or Affiliate of Borrower.
     (aa) “Term Loan” means the term loan facility in the amount of $4,666,000, as described in Section 2.2 and as provided in the promissory note attached hereto as Exhibit 2.2.
     (bb) “Termination Date” means December 1, 2009 or such earlier date that the Revolving Loan is terminated under this Agreement.
     (cc) “Value” means, with respect to Eligible Inventory, as of any given date, an amount equal to the lesser of (1) cost determined on a FIFO inventory basis of accounting (all in accordance with generally accepted accounting principles consistently applied) or (2) market value for Inventory of similar kind, quality and condition. The Values of Collateral stated by Borrower in its Borrowing Base Certificates are subject to adjustment by Lender in its reasonable discretion; provided, however, Lender shall have no obligation to adjust the Values stated by Borrower.
ARTICLE II
Amount And Terms of Facilities
     Section 2.1 Revolving Loan. Subject to the terms and conditions hereof, Lender agrees to make Advances to Borrower from time to time during the period from the date hereof to and including the Termination Date, in an aggregate amount at any time outstanding not to exceed the lesser of (a) forty million dollars ($40,000,000) or (b) the Borrowing Base, as calculated from time to time (the “Maximum Revolving Facility”). The Revolving Loan shall be a revolving credit facility and it is contemplated that Borrower will request Advances, make prepayments and request additional Advances. Borrower’s obligation to repay all Advances with interest thereon and additional terms under the Revolving Loan shall be evidenced by a promissory note in the form attached hereto and marked Exhibit 2.1 (herein, together with any and all extensions, renewals, modifications and substitutions thereof and exchanges therefore, the “Revolving

Note”). Any unpaid principal and all accrued but unpaid interest under the Revolving Loan shall be payable on the Termination Date.
     Section 2.1.1 Interest Rate and Payments. The principal amount of the Advances outstanding from time to time on the Revolving Loan shall bear interest (computed on the basis of actual days elapsed in a 360-day year) at a variable rate, reset daily, equal to the LIBOR Rate as determined by Lender plus (a) 1.25% per annum when the Cash Flow Leverage Ratio is less than or equal to 3.00 to 1.00 (as set forth in the compliance certificate delivered to Lender pursuant to Section 5.1(b)) or (b) 1.50% per annum when the Cash Flow Leverage Ratio is more than 3.00 to 1.00 (as set forth in the compliance certificate delivered to Lender pursuant to Section 5.1(b)). Upon an Event of Default, the Revolving Loan shall bear interest at the LIBOR Rate as determined by Lender plus 7.50% per annum (the “Default Rate”); provided, however, that in any event no rate change shall be put into effect which would result in a rate greater than the highest rate permitted by law. Interest accruing on the principal balance of the Advances outstanding from time to time shall be payable in arrears on the first day of each month and on the Termination Date. Borrower agrees that Lender may at any time or from time to time, without the request by Borrower, make an Advance to Borrower, or apply the proceeds of any Advance, for the purpose of paying all such interest when due.
     Section 2.1.2 Mandatory Prepayment of Revolving Loan. Without notice or demand, if the sum of the outstanding principal balance of the Advances under the Revolving Loan shall at any time exceed the Maximum Revolving Facility, Borrower shall immediately prepay the Advances under the Revolving Loan to the extent necessary to reduce the sum of the outstanding principal balance of the Advances under the Revolving Loan to the Maximum Revolving Facility. Any payment received by Lender under this Section 2.1.2 shall be applied to the Advances under the Revolving Loan, provided, that payments shall always be applied to interest before principal.
     Section 2.1.3 Non-Usage Fee. Borrower shall pay to Lender a non-usage fee at the rate of 0.10% per annum of the unused portion of the $40,000,000 Revolving Loan. The non-usage fee shall be payable in arrears on each January 1, April 1, July 1 and October 1 and on the Termination Date.
     Section 2.1.4 Borrowing Base and Borrowing Base Certificate. Borrower shall provide Lender with information regarding the Borrowing Base in such format and at such times as Lender may request. Within twenty (20) days after the end of each calendar month, Borrower shall provide to Lender a completed and executed Borrowing Base Certificate in the form of Exhibit 2.1.4 showing the calculation of the Borrowing Base for the preceding calendar month.
     Section 2.2 Term Loan. Subject to the terms and conditions hereof, Lender agrees to make one Advance to Borrower under the Term Loan in an amount equal to four million six hundred sixty-six thousand dollars ($4,666,000). The Term Loan, the funds advanced pursuant thereto and Borrower’s obligation to repay the Advance with interest thereon shall be evidenced by a promissory note in the form attached hereto and marked Exhibit 2.2 (herein, together with any and all extensions, renewals, modifications and substitutions thereof and exchanges therefore, the “Term Note”). Any unpaid principal and all accrued but unpaid interest under the Term Loan shall be payable on December 1, 2016.
     Section 2.2.1 Interest Rate and Payments. The Term Loan shall bear interest (computed on the basis of actual days elapsed in a 360-day year) at a fixed rate equal to 7.35% per annum. Upon an Event of Default, the Term Loan shall bear interest at the Default Rate; provided, however, that in any event no rate change shall be put into effect which would result in a rate greater than the highest rate permitted by law. Payments with respect to the Term Loan shall be as follows: (a) interest only in advance at the rate of $952.64 per day shall be due and payable on the date of the Advance under the Term Loan to or for the benefit of Borrower (including, without limitation, disbursement into an escrow for the benefit of Borrower) for the period beginning on the date of the Advance and ending on November 30, 2006; (b) one hundred nineteen (119) installments of principal and interest in the amount of $55,281.73 each shall be payable commencing on January 1, 2007 and continuing on the first day of each and every succeeding month until and including November 1, 2016 and (c) on December 1, 2016, all then unpaid principal and interest thereon shall be due and payable.
     Section 2.2.2 Breakfunding Prepayment Fee. There shall be no prepayment of the Term Note; provided, however, Lender may consider requests for its consent with respect to prepayment of the Term Note, without incurring an obligation to do so, and Borrower acknowledges that in the event that such consent is granted, Borrower shall be required to pay Lender, upon prepayment of all of the principal amount before final maturity, a prepayment fee as provided for in the Term Note.
     Section 2.3 Advancing Revolving Loan Funds. Unless otherwise agreed to by the parties, Borrower shall give Lender notice of a request for an Advance under the Revolving Note no later than 2:00 p.m. on the day of the requested Advance. A request for an Advance shall be on written notice to Lender or telephonic request from any Person purporting to be authorized to request Advances on behalf of Borrower, which notice or request shall specify the date of the requested Advance and the amount thereof. The names of Persons authorized to request Advances shall be provided in writing to Lender. Upon fulfillment of the applicable conditions set forth in this Agreement, Lender may disburse the amount of the requested Advance by crediting the same to Borrower’s demand deposit account maintained with Lender or in such other manner as Lender and Borrower may from time to time agree. Any request for an Advance shall be deemed a representation that the warranties contained in Article IV are correct. Borrower shall promptly confirm each telephonic request for an Advance by executing and delivering an appropriate confirmation certificate to Lender. Borrower shall be obligated to repay all Advances in all events and notwithstanding the fact that the Person requesting the same was not authorized to do so.
     Section 2.4 Payment. All payments of principal and interest under the Notes shall be made to the order of Lender in immediately available funds. Unless specified by Borrower, Lender may apply the payments received to the principal and/or interest on any one or more of the Notes in Lender’s sole discretion. All payments shall be payable in lawful money of the United States of America. Borrower hereby authorizes Lender, if an Event of Default occurs and if now or hereafter allowed under applicable law, to charge, set off, appropriate and apply any and all deposits or accounts (special or general) or other indebtedness with Lender an amount up to the accrued interest, outstanding principal and fees from time to time due and payable to Lender under this Agreement, the Notes or any Collateral Agreement.
     Section 2.5 Payment on Non-Business Days. Whenever any payment to be made hereunder or under any of the Notes shall be stated to be due on a Saturday, Sunday or a holiday for banks under the laws of the State of Nebraska or the United States, such payment may be made on the next succeeding bank business day, and such extension of time shall in such case be included in the computation of payment of interest due on such Note.
     Section 2.6 Security and Collateral. As security for the payment of the obligations due Lender hereunder including, without limitation, the Notes, and for the payment of any other debt, liability or obligation of Borrower to Lender under this Agreement or otherwise, Borrower has executed and delivered to Lender or arranged for the execution and delivery to Lender of certain documents, agreements or instruments for securing the payment or performance of the obligations of Borrower to Lender including, without limitation, the following agreements referred to herein and described by way of example but not as a limitation as follows:
     (a) Security Agreement executed by PVPL in the form attached hereto and marked Exhibit 2.6(a);
     (b) Deed of Trust, Security Agreement, Assignment of Leases and Rents and Fixture Filing executed by PVPL in the form attached hereto and marked Exhibit 2.6(b);
     (c) Assignment of Rents & Leases executed by PVPL in the form attached hereto and marked Exhibit 2.6(c);
     (d) Security Agreement executed by ProConn in the form attached hereto and marked Exhibit 2.6(d);
     (e) Security Agreement executed by Exact in the form attached hereto and marked Exhibit 2.6(e);
     (f) Environmental Indemnity Agreement executed by PVPL in the form attached hereto and marked Exhibit 2.6(f);
     (g) Such landlord’s waivers as Lender deems necessary or advisable; and
     (h) Such UCC-1 Financing Statements executed by Borrower as Lender deems necessary or advisable.
     Section 2.7 Liability Records. Lender may maintain from time to time, at its discretion, liability records as to any and all Advances under the Revolving Loan and the Term Loan made or repaid and interest accrued or paid under this Agreement and the Notes. On demand by Lender, Borrower will admit and certify in writing the exact principal balance outstanding to Lender for Advances under the Revolving Loan or the Term Loan under this Agreement.
     Section 2.8 Application of Payments. Upon an Event of Default, Lender shall determine in its sole discretion the order and manner in which proceeds of Collateral and other payments that Lender receives are applied to the Revolving Loan, the Term Loan, interest thereon and any other obligation of Borrower, and Borrower hereby irrevocably waives the right to direct the application of any payment or proceeds. Upon an Event of Default, Lender shall have the continuing and exclusive right to apply and reverse and reapply any and all such proceeds and payments to any portion of the obligations from Borrower to Lender.
     Section 2.9 Indemnity for Returned Payments. If after receipt of any payment of, or proceeds applied to the payment of, all or any part of the obligations of Borrower, Lender is for any reason required to surrender such payment or proceeds to any Person, because such payment or proceeds is invalidated, declared fraudulent, set aside, determined to be void or voidable as a preference, or a diversion of trust funds, or for any other reason, then such obligations or part thereof intended to be satisfied shall be revived and continue and this Agreement shall continue in full force as if such payment or proceeds had not been received by Lender and Borrower shall be liable to pay to Lender, and hereby does indemnify Lender and hold Lender harmless for the amount of such payment or proceeds surrendered. The provisions of this Section shall be and remain effective notwithstanding any contrary action which may have been taken by Lender in reliance upon such payment or proceeds, and any such contrary action so taken shall be without prejudice to Lender’s rights under this Agreement and shall be deemed to have been conditioned upon such payment or proceeds having become final and irrevocable. The provisions of this Section shall survive the termination of this Agreement.
     Section 2.10 Obligations Joint and Several. The obligations of PVPL, ProConn and Exact under this Agreement and under the Notes shall be joint and several. For the convenience of the parties hereto, this Agreement has been prepared for execution by multiple borrowers, each of which is a “Borrower” for all purposes hereunder. Each of PVPL, ProConn and Exact hereby represent, warrant and covenant for the benefit of Lender that it is the intention of each of PVPL, ProConn and Exact that this Agreement and the Notes be fully enforceable against each of them in accordance with its terms to the same extent as if such party had been the only party identified as “Borrower” hereunder or thereunder.
     Section 2.11 Use of Proceeds. The proceeds of the Loans hereunder shall be used by Borrower to refinance Borrower’s existing indebtedness and for working capital purposes of the Borrower and for no other purpose or purposes. Borrower will not, directly or indirectly, use any part of such proceeds for the purpose of purchasing or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or to extend credit to any Person for the purpose of purchasing or carrying any such margin stock, or for any purpose which violates, or is inconsistent with, Regulation X of such Board of Governors.
ARTICLE III
Conditions of Lending
     Section 3.1 Conditions Precedent to Effectiveness of this Agreement. The effectiveness of this Agreement and the funding of any Advance shall be subject to the condition precedent that Lender shall have received all of the following, which, if existing, are hereby ratified and confirmed by Borrower:
     (a) this Agreement, the Notes and the Collateral Agreements (which shall secure the obligations due Lender hereunder and create first priority security interests or liens on the Collateral, subject only to the exceptions set forth in Section 6.2), properly executed;
     (b) certified copies of the Articles of Incorporation and Bylaws of PVPL and the Articles of Organization and Operating Agreements of both ProConn and Exact, together with all amendments thereto;
     (c) a signed certificate of the Secretary of PVPL and the signed written consents of the manager and member of ProConn and Exact which shall (1) evidence the authorization of the Board of Directors of PVPL or the manager and member of ProConn and Exact, as the case may be, to enter into this Agreement, execute all documents related hereto and consummate all transactions contemplated hereby; (2) certify the officer of PVPL, or other party on behalf of PVPL, ProConn and Exact, authorized to sign this Agreement and any document securing the obligations of Borrower under this Agreement or otherwise including, without limitation, any Collateral Agreement, and the other documents or certificates to be delivered pursuant to this Agreement, if any, by Borrower or by any of its officers or managers, (3) contain the true signature of any such officer or designated party (and Lender may conclusively rely on the certificate until it shall receive a further certificate of the Secretary of PVPL canceling or amending the prior certificate) and (4) attach a certificate of good standing from the Nebraska Secretary of State.

     (d) current searches of appropriate filing offices showing that (1) no state or federal tax liens have been filed and remain in effect against Borrower and (2) no financing statements have been filed and remain in effect against Borrower with respect to the Collateral, except those financing statements filed by Lender or its predecessors or expressly agreed to by Lender;
     (e) a favorable written opinion of Borrower’s counsel addressed to Lender in form and substance satisfactory to Lender in its sole discretion;
     (f) a statement from Borrower addressed to Lender certifying (1) all the states, counties and countries in which Borrower maintains a corporate office or has qualified to do business and (2) the specific location of the Collateral and whether the Collateral is maintained on property owned or leased by Borrower;
     (g) an independent written appraisal of the value of Borrower’s warehouse / office facility located at 10077 South 134th Street, Omaha, Nebraska, satisfactory to Lender and providing an appraisal of at least $6,250,000, together with a letter from such real estate appraiser stating that Lender can rely upon such appraisal in connection with the Loans;
     (h) an ALTA lender’s policy of title insurance for Borrower’s warehouse / office facility located at 10077 South 134th Street, Omaha, Nebraska, with Lender as the insured, insuring that Lender has a first priority lien on the property, subject only to the exceptions set forth in Section 6.2. All standard exceptions to such policy shall be deleted, and the policy shall contain such endorsements as Lender may reasonably require. On the date hereof, Lender shall receive a “mark-up” of the title insurance commitment for such insurance showing that (1) all requirements for issuance of the policy have been satisfied, (2) Lender has a first priority lien on the property, (3) the standard exceptions to coverage will be deleted from the final policy and (4) the final policy will contain the requested endorsements;
     (i) an ALTA-ACSM survey of Borrower’s warehouse / office facility located at 10077 South 134th Street, Omaha, Nebraska, satisfactory to Lender, prepared by a registered land surveyor satisfactory to Lender, together with a letter from such land surveyor stating that Lender and the title company issuing the title insurance for the property can rely upon such survey in connection with the Loans and that no material changes have occurred to the property in question since the survey was prepared;
     (j) a phase 1 environmental assessment for Borrower’s warehouse / office facility located at 10077 South 134th Street, Omaha, Nebraska, satisfactory to Lender, prepared by an environmental assessment firm satisfactory to Lender, together with a letter from such environmental assessment firm stating that Lender can rely upon such assessment in connection with the Loans;
     (k) satisfactory evidence of hazard insurance coverage on the Collateral, and general liability, auto liability, workers compensation and other insurance, as may be required by any of the Collateral Documents;
     (l) payoff of all existing indebtedness and obligations owing to U.S. Bank National Association and discharge of all related security interests and liens;
     (m) payment of all costs, expenses and fees described in Section 8.1; and
     (n) such other documents, instruments and certificates as Lender, in its sole discretion, may require.

     Section 3.2 Conditions Precedent to Subsequent Advances. The obligation of Lender to make Advances after fulfillment of the conditions stated in Section 3.1 shall be subject to further conditions precedent that on the date of such Advance:
     (a) the representations and warranties contained in Article IV and in the Collateral Agreements are correct on and as of the date of such Advance as though made on and as of such date, except to the extent that such representations and warranties relate solely to an earlier date; and
     (b) no event has occurred and is continuing, or would result from such Advance, which constitutes an Event of Default or would constitute an Event of Default, but for the requirement that notice be given or time elapsed or both.
     Each request for an Advance shall constitute a representation that subsections (a) and (b) above are true and correct as of the date of such request.
     Section 3.3 Further Assurances. Borrower will, at its expense, execute, deliver, file and record (in such manner and form as Lender may require) any financing statement, specific assignment or other paper and take any other action that may be necessary, or that Lender may reasonably request, in order to protect, preserve, perfect or validate the security interest in all or any portion of the Collateral or to enable Lender to exercise and enforce its rights in the Collateral.
ARTICLE IV
Representations and Warranties
     Each Borrower, jointly and severally, represents and warrants to Lender as follows:
     Section 4.1 Existence and Power. PVPL is a corporation duly organized, validly existing and in good standing under the laws of the State of Nebraska, and is qualified to enter into the transactions contemplated hereby. ProConn is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Nebraska, and is qualified to enter into the transactions contemplated hereby. Exact is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Nebraska, and is qualified to enter into the transactions contemplated hereby. The exact names of PVPL, ProConn and Exact are accurately set forth in the first paragraph of this Agreement. Each Borrower has all requisite power and authority to conduct its business and to perform all of its obligations under this Agreement and the Collateral Agreements.
     Section 4.2 Authorization of Agreement. The execution, delivery and performance of this Agreement and all other agreements contemplated to be executed and delivered herewith by Borrower and consummation of all transactions contemplated hereby have been duly authorized and approved by each Borrower by all necessary corporate, company, board of directors, shareholder, manager and member action, as the case may be.
     Section 4.3 Authorization of Borrowing; No Conflict as to Law or Agreements. The execution, delivery and performance by each Borrower of this Agreement, the Notes, the Collateral Agreements and the borrowings from time to time hereunder, do not and will not (a) require any further consent or approval of the shareholders of PVPL, (b) result in a breach of or constitute a default under any indenture or loan or credit agreement or any other agreement, lease or instrument to which any Borrower is a party, or by which it or its properties may be bound or affected or (c) result in or require the creation or imposition of any mortgage, deed of trust, pledge, lien, security interest or other charge or encumbrance of any nature upon or with respect to any of the properties now owned or hereafter acquired by Borrower.
     Section 4.4 Legal Agreements. This Agreement, the Notes and the Collateral Agreements constitute when executed and delivered by Borrower, the legal, valid and binding, joint and several, obligations of each Borrower enforceable against each Borrower in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy and similar insolvency laws affecting creditors’ rights and by principles of equity.
     Section 4.5 Financial Statements; Furnishing. Borrower has heretofore furnished to Lender audited financial statements for the fiscal years ended July 31, 2006, 2005 and 2004. Said financial statements fairly present the financial condition of Borrower, on a consolidated basis, on the dates thereof and the results of its operations for the periods then ended, and were prepared in accordance with generally accepted accounting principles consistently applied.
     Section 4.6 Adverse Change. There has been no material adverse change in the business, properties or condition (financial or otherwise) of Borrower, since the date of the latest financial statements referred to in Section 4.5.
     Section 4.7 Litigation. There are no actions, suits or proceedings pending or, to the knowledge of Borrower, threatened against or affecting any Borrower or its properties before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which, if determined adversely to Borrower, would have a material adverse effect on the financial condition, properties or operations of any Borrower.
     Section 4.8 Taxes. Each Borrower has timely filed all federal, state and local tax returns which are required to be filed, and has paid to the respective taxing authorities all taxes as shown on said returns or on any assessment to the extent such taxes have become due.
     Section 4.9 Titles and Liens. Borrower has good and marketable title to all the assets (a) reflected on the financial statements described in Section 4.5 hereof or (b) granted as security to Lender in any Collateral Agreement to which it is a party, in each case, free and clear of all prior liens, encumbrances, security interests and adverse claims.
Section 4.10 Hazardous Waste.
     (a) Except as herein provided, to the knowledge of Borrower, no hazardous substances or hazardous wastes are presently stored or otherwise located on, in or under any property of Borrower (“Property”) and no part of the Property, including the ground water located thereon, is presently contaminated by any such substances or waste. For purposes of this instrument, the terms “hazardous substances” and “hazardous wastes” shall mean and include any hazardous, toxic or dangerous waste, substance or material within the meaning of the Federal Comprehensive Environmental Response, Compensation and Liability Act, the Resource Conservation and Recovery Act of 1976 or any other federal, state or local statute, law, ordinance, code, rule, regulation, order or decree regulating, relating to or imposing liability or standards of conduct concerning any hazardous, toxic or dangerous waste, substance or material, as now or at anytime hereafter may be in effect.
     (b) Until the Notes and all other obligations under the Collateral Agreements are paid in full and satisfied, all hazardous waste (as defined above), which may be used by any Person for any purpose upon the Property shall be used or stored thereon only in a safe, approved manner, in accordance with all industrial standards and all laws, regulations and requirements for such storage promulgated by any governmental authority, and the Property will not be used for the principal purpose of storing any such substances or wastes and no such storage or use will otherwise be allowed on the Property which will cause, or which will increase the likelihood of causing, the release of such substances or wastes on, in or under the Property.
     (c) Borrower shall promptly notify Lender as soon as Borrower knows or suspects that hazardous waste has been released on the Property. In such event, Lender may require that all violations of law with respect thereto be corrected and that all necessary governmental permits be obtained all at the sole expense of Borrower; provided, however, nothing contained herein shall prohibit Borrower from seeking contribution from any Person responsible for the release of hazardous waste on the Property.
     (d) Borrower does hereby indemnify and hold harmless Lender and its directors, officers, employees, agents and any successor or successors to their interests from and against any and all losses, claims, damages, penalties, liabilities, response costs and expenses (including all out-of-pocket litigation costs and the reasonable fees and expenses of counsel) (1) arising out of the inaccuracy, breach or incompleteness of any representation, warranty or covenant made by Borrower in this Section, (2) arising out of any lawsuit brought or threatened, settlement reached or governmental order relating to the presence, disposal, release or threatened release of any hazardous substance or hazardous waste upon the Property or (3) arising out of any violation of any applicable statute or regulation for the protection of the environment which occurs upon the Property; provided that, to the extent that Lender is strictly liable under any statute or regulation, the obligations of Borrower hereunder shall likewise be without regard to fault on the part of Borrower with respect to the violation of law which results in liability to Lender; and provided further, in no event shall Borrower be required to indemnify Lender for the gross negligence or willful misconduct of Lender or its employees and agents.
     Section 4.11 Benefit to ProConn and Exact. Borrower acknowledges and agrees that the execution, delivery and performance of this Agreement and the Collateral Agreements and the consummation of the transactions contemplated hereby will result in a direct and substantial economic benefit to ProConn and Exact.
ARTICLE V
Affirmative Covenants of Borrower
     For so long as any obligation remains due or outstanding to Lender under this Agreement or the Notes, each Borrower, jointly and severally, covenants and agrees as follows:
     Section 5.1 Financial Statements and Information.
     (a) Borrower will deliver to Lender as soon as available, and in any event within ninety (90) days after the end of each fiscal year of Borrower, a copy of the consolidated annual audit report of Borrower, with the opinion of an independent certified public accountant selected by Borrower and acceptable to Lender, which annual report shall include the balance sheet of Borrower, as of the end of such fiscal year, and the related statements of income, retained earnings and cash flows of Borrower for the fiscal year then ended, all in reasonable detail and all prepared in accordance with generally accepted accounting principles, together with a compliance certificate of Borrower in the form attached hereto and marked Exhibit 5.1.

     (b) Borrower will deliver to Lender as soon as available, and in any event within forty-five (45) days after the end of each fiscal quarter of Borrower, a copy of the consolidated balance sheet and related statements of income, retained earnings and cash flows of Borrower, for such quarterly period, compiled by an independent certified public accountant selected by Borrower and acceptable to Lender, in reasonable detail and stating in comparative form the figures for the corresponding date and period in the previous year, all prepared in accordance with generally accepted accounting principles, together with a compliance certificate of Borrower in the form attached hereto and marked Exhibit 5.1.
     (c) Borrower will deliver to Lender as soon as available, and in any event within thirty (30) days after the end of each month, a copy of the balance sheet and related statements of income, retained earnings and cash flows of PVPL, for such month, in reasonable detail and stating in comparative form the figures for the corresponding date and period of the fiscal year budget of PVPL, all prepared in accordance with generally accepted accounting principles, together with a compliance certificate of Borrower in the form attached hereto and marked Exhibit 5.1.
     (d) Borrower will deliver to Lender as soon as available, and in any event within twenty (20) days after the end of each month, a monthly accounts receivable aging report for Receivables of ProConn and Exact, together with a Borrowing Base Certificate of Borrower in the form attached hereto and marked Exhibit 2.1.4.
     (e) Borrower will deliver to Lender promptly after becoming aware of the existence of any matter that could result in an Event of Default or an adverse business development including, without limitation, (1) any dispute that may arise between Borrower and any governmental regulatory body or law enforcement authority or other litigation, including any action relating to any tax liability of Borrower, if any, which if adversely determined, would materially adversely change the business, properties or condition (financial or otherwise) of Borrower, (2) any labor controversy resulting in or threatening to result in a strike or work stoppage against Borrower, (3) any proposal by any public authority to exercise its eminent domain powers to acquire the assets or business of Borrower, (4) the maintenance of any Collateral at any place other than at Borrower’s place of business or as permitted under this Agreement, (5) any proposed or actual change of Borrower’s name, identity, state of organization or corporate structure or (6) any other matter which has resulted or may result in a material adverse change in the business, properties or condition (financial or otherwise) of Borrower, a written notice specifying and describing the nature of such matter or development and the anticipated effect.
     (f) Borrower shall deliver to Lender such other information respecting the financial condition and the results of operations of Borrower and the Collateral as Lender may from time to time reasonably require.
     Section 5.2 Books and Records; Inspection and Examination; Annual Collateral Audits. Borrower will keep accurate books and records and accounts for itself in which true and complete entries will be made in accordance with generally accepted accounting principles consistently applied and upon request of Lender, will give, or cause to give, any representative of Lender access to, and permit such representative, upon reasonable notice under the circumstances, to examine, copy or make extracts from, any and all such books, records and documents, to inspect any of Borrower’s properties and to discuss its affairs, finances and accounts with any of its principal officers or managers, and as often as it may reasonably be requested. In its sole discretion, Lender may conduct an annual audit with respect to the

Collateral. Borrower shall pay to Lender a reasonable fee and shall reimburse Lender for all out-of-pocket expenses relating to the conduct of such audit.
     Section 5.3 Compliance with Laws. Each Borrower will comply with the requirements of all applicable laws and regulations.
     Section 5.4 Payment of Taxes and Other Claims. Borrower will pay or discharge all taxes, assessments and governmental charges levied or imposed upon it or upon its income or profits, or upon any property belonging to it, prior to the date on which penalties may attach hereto and all lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien or charge upon any property of Borrower; provided, however, that Borrower shall not be required to pay any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings so long as Lender is satisfied that adequate reserve has been set aside for the amount in question.
     Section 5.5 Maintenance of Properties. Each Borrower will keep and maintain all of its properties and assets necessary or useful in its business in good condition, repair and working order.
     Section 5.6 Insurance. Each Borrower shall obtain and maintain insurance with insurers believed by Borrower to be responsible and reputable in such form, amounts and insuring against such risk as is usually carried by similarly situated companies or as may be reasonably required by Lender. Lender shall be named as a loss payee or additional insured on all such policies as its interest may appear, and the same shall be delivered to Lender. All of such insurance shall contain a provision to the effect there will be no cancellation or modification thereof without thirty (30) days’ prior written notice to Lender. Borrower agrees to obtain additional insurance as Lender may reasonably request within fifteen (15) days after written notice from Lender of such request.
     Section 5.7 Preservation of Corporate Existence. Subject to Section 6.7, each Borrower will preserve and maintain its corporate existence and all of its rights, privileges and franchises; provided, however, that Borrower shall not be required to preserve any of its rights, privileges and franchises if its respective manager, management group or board of directors shall determine that the preservation thereof is no longer desirable in the conduct of its business and further provided that the loss thereof is not disadvantageous in any respect to Lender, in its reasonable discretion, as a holder of any of the Notes or the Collateral.
     Section 5.8 Full and Timely Payments. Borrower shall make full and timely payments of the Notes, duly observe and perform all the terms and covenants contained in each document given to Lender in connection with or pursuant to this Agreement, all at the times and places and in the manner set forth herein or therein, and at all times maintain the liens and security interests provided for in the Collateral Agreements or otherwise pursuant to this Agreement as valid and perfected first priority liens and security interests on the property intended to be covered hereby or thereby.
     Section 5.9 Accounts. Borrower shall maintain its primary deposit, checking, securities, investment and other accounts with Lender, not open any new accounts (other than with Lender) and not permit the balance or value of any account not maintained with Lender to exceed $25,000.
     Section 5.10 Further Assurances. Each Borrower shall, at its cost and expense, and upon request of Lender, duly execute and deliver to Lender such further instruments and documents and cause to be done such further acts as may be necessary in the opinion of Lender to effectuate the provisions and purposes of this Agreement.
ARTICLE VI
Negative Covenants
     For so long as any obligations remain due or outstanding to Lender under this Agreement or the Notes, each Borrower, jointly and severally, covenants and agrees as follows:
     Section 6.1 Financial Covenants. Borrower shall not, without the prior written consent of Lender:
     (a) permit Tangible Net Worth to be less than $17,000,000 at the end of each fiscal quarter hereafter; or
     (b) permit the Cash Flow Leverage Ratio to be equal to or greater than 3.50 to 1.00 at the end of each fiscal year hereafter.
     With respect to the foregoing financial covenants, Borrower shall provide Lender with a compliance certificate of Borrower in the form attached hereto and marked Exhibit 5.1.
     Section 6.2 Liens. Borrower shall not make, create, incur, assume or suffer to exist any mortgage, pledge, security interest, encumbrance, lien or charge of any kind, or restriction upon the use of any property or assets secured in accordance with or pursuant to this Agreement, except (a) the security interest, liens and encumbrances granted in connection with or pursuant to this Agreement, (b) liens for taxes or assessments or other governmental charges to the extent not yet delinquent or being contested in accordance with Section 5.4 above, (c) liens arising out of a judgment against Borrower for payment of money with respect to which an appeal is being prosecuted and a stay of execution pending such appeal has been secured, (d) pledges or deposits to secure obligations under workmen’s compensation laws, unemployment insurance and social security laws, or to secure the performance of bids, tenders, contracts (other than for payment of borrowed money) or leases or to secure statutory obligations or security or appeal bonds, or to secure indemnity, performance or other similar bonds in the ordinary course of business consistent with past practice and (e) purchase money liens or security interests (which term for purposes hereof shall include conditional sales agreements or other title retention agreements or leases) upon or in property acquired after the date hereof, in an aggregate amount less than $50,000, provided that such liens or security interests shall extend only to the property then being acquired and fixed improvements then or thereafter erected thereon.
     Section 6.3 Sale. Borrower will not sell, lease, assign, transfer or otherwise dispose of any Collateral or any material part of its other assets other than in the ordinary course of business consistent with past practice.
     Section 6.4 Restrictions on Nature of Business. Borrower will not engage to any significant extent in a line of business materially different from that presently engaged in.
     Section 6.5 Loans or Advances. Borrower will not make any loans other than in the ordinary course of business consistent with past practice and shall not make any loans to its officers, employees, directors or Affiliates; provided, this Section 6.5 shall not prohibit inter-company loans between or among Borrower and its direct or indirect wholly owned Affiliates.

     Section 6.6 Guarantees. No Borrower will assume, guaranty, endorse or otherwise become, directly or indirectly, liable in connection with any obligations of any other Person, except by the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business.
     Section 6.7 Mergers, Etc. Without Lender’s prior written consent, no Borrower will (a) consolidate with or merge into any other Person, or permit any other Person to merge into it, convey, sell, assign, transfer, lease or otherwise dispose of all or substantially all of its assets, acquire all or substantially all of the assets of any other Person or be a party to any similar transaction, (b) form or create any new subsidiary or Affiliate, (c) be a party to any joint venture or partnership, (d) change its name or state of incorporation or organization or (e) make any loan or advance to any Person, purchase or otherwise acquire any ownership interest, obligations or other securities of any Person or make any capital contribution to or otherwise invest in or acquire any interest in any Person, except U.S. government obligations and certificates of deposit with maturities of one (1) year or less and stock, obligations or securities received in settlements of debts not exceeding $50,000 in the aggregate.
     Section 6.8 Sale and Leaseback. No Borrower will enter into any agreement, directly or indirectly, with any other Person whereby Borrower shall sell or transfer any real or personal property, whether now owned or hereafter acquired, then or thereafter rent or lease as lessee such property or any part thereof or any other property which Borrower intends to use for substantially the same purpose or purposes as the property being sold or transferred.
     Section 6.9 Default Under Other Agreements. No Borrower will permit any default or event of default to occur or continue under the terms of any material agreement to which it is a party.
     Section 6.10 Further Indebtedness. Borrower will not incur, create, assume or permit to exist any Debt including, without limitation, any indebtedness or liability on account of deposits or advances, any indebtedness for borrowed money, any indebtedness for capital leases or improvements which are payable over a period longer than one (1) year or any other indebtedness or liability evidenced by notes, bonds, debentures, guaranties or similar obligations, except: (a) indebtedness to Lender; (b) customer deposits; (c) indebtedness to any supplier so long as said indebtedness is repaid to such entity within thirty (30) days of the date the indebtedness is incurred or within such longer time period allowed by any respective supplier to still remain “current”; and (d) indebtedness otherwise described in Section 6.2 hereof.
     Section 6.11 Reportable Events on Plans. No Reportable Event will occur with respect to any Plan.
     Section 6.12 Distributions. Borrower will not make any Distributions.
     Section 6.13 Transactions with Affiliates. Borrower will not engage in transactions with Affiliates, except in the ordinary course of business consistent with past practice and upon terms no less favorable to Borrower than could be obtained in an arm’s-length transaction.
ARTICLE VII
Events of Default, Rights and Remedies
     Section 7.1 Events of Default. “Events of Default”, wherever used herein, means any one of the following events:

     (a) if Borrower shall fail to pay any installment of interest or principal and interest or any other sums required under any of the Notes or any other obligation due Lender, or any other instrument or documents securing the same when due;
     (b) if Borrower shall fail to observe or perform any term, covenant or condition on its part to be performed or observed in this Agreement, other than those otherwise specifically provided above, after any applicable grace period or, if none, after thirty (30) days written notice;
     (c) if Borrower shall default in or fail to observe or perform any term, covenant or condition contained in any of the Collateral Agreements after the applicable notice and/or grace period, if any;
     (d) if Borrower shall fail to pay any fee or expense required pursuant to the terms of this Agreement after ten (10) days written notice;
     (e) if Borrower shall file a petition pursuant to the United States Bankruptcy Code or any similar law, federal or state, or if Borrower shall be adjudged bankrupt or be declared insolvent, or shall make an assignment for the benefit of creditors, or shall admit in writing its inability to pay its debts as they become due, or shall consent to the appointment of a receiver of all or any part of the property or assets of Borrower secured hereunder or under any of the Collateral Agreements;
     (f) if more than 49% of the shareholder interests of Borrower are conveyed to Persons other than the present shareholders of Borrower or their respective Affiliates;
     (g) any representation or warranty made by Borrower in this Agreement (or by any of its directors, officers, managers or members) and any certificate, made or delivered pursuant to or in connection with this Agreement, shall be incorrect in any material respect when made;
     (h) the rendering against Borrower of a final judgment, decree or order for the payment of money in excess of $100,000, and the continuance of such judgment or decree otherwise unsatisfied and in effect for any period of thirty (30) consecutive days without a stay of execution;
     (i) a default under any bond, guaranty, capitalized lease, purchase money order, debenture, note or other evidence of indebtedness of Borrower to any Person other than Lender and the expiration of the applicable period of grace, if any, specified therein;
     (j) the acceleration of payment under any bond, debenture, note or other evidence of indebtedness of Borrower or under any indenture or other instrument under which any such evidence of indebtedness has been issued or by which it is governed;
     (k) a default or failure of performance by any Borrower under its respective Collateral Agreements with Lender after the applicable notice and/or grace period; or
     (l) if any Borrower shall fail to properly maintain and preserve the Property, including, but not limited to, the maintenance of the Property free from all hazardous substances and hazardous waste described in Section 4.10 above after twenty-one (21) days written notice.

     Section 7.2 Rights and Remedies. Upon the occurrence of an Event of Default or at any time thereafter until such Event of Default shall be timely cured to the written satisfaction of Lender, Lender may exercise any or all of the following rights and remedies:
     (a) Lender may refuse any of its obligations to make any Advance;
     (b) Lender may declare the entire unpaid principal amounts then outstanding under any or all of the Notes and all accrued interest thereon, and all other sums payable under this Agreement or any of the Collateral Agreements to be forthwith due and payable;
     (c) Lender may apply any and all money owing by Lender to Borrower or on deposit with or held by Lender to the payment of any of the Notes; and
     (d) Lender may exercise and enforce all of its rights and remedies under any of the Collateral Agreements.
     No failure or delay on the part of Lender in enforcing any right, power or remedy hereunder or under any instrument or document referred to herein shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise hereof or the exercise of any other right, power or remedy hereunder or under this Agreement or any Collateral Agreement. The remedies herein, in the Collateral Agreements, and otherwise provided by applicable law are cumulative and not exclusive of any remedies provided by law including, without limitation, all rights and remedies of a secured party under the Uniform Commercial Code of the State of Nebraska, as now existing or hereinafter amended.
ARTICLE VIII
Miscellaneous
     Section 8.1 Costs and Expenses. Borrower agrees to pay on demand all costs and expenses of Lender in connection with the preparation, interpretation, administration, amendment and enforcement of this Agreement, any of the Collateral Agreements and any of the other instruments and documents to be delivered hereunder and thereunder including, but not limited to, reasonable fees and out-of-pocket expenses of counsel for Lender with respect thereto, as well as all out-of-pocket expenses incurred by Lender.
     Section 8.2 Notices. All notices, requests, demands and other communications provided for hereunder shall be in writing, mailed by certified mail, return receipt requested, to the applicable party at its address as indicated below:
If to any Borrower:
Professional Veterinary Products, Ltd.
10077 South 134th Street
Omaha, NE 68138
Attention: Dr. Lionel L. Reilly, President
With a copy to:
Richard E. Putnam
Baird Holm LLP
1500 Woodmen Tower
Omaha, NE 68102

If to Lender:
First National Bank of Omaha
1620 Dodge Street, Stop 1050
Omaha, NE 68197
Attention: Donald L. Erikson
With a copy to:
Jason D. Benson
McGrath North Mullin & Kratz, PC LLO
First National Tower, Suite 3700
1601 Dodge Street
Omaha, NE 68102
or, as to each party, at such other address as shall be designated by such party in a written notice to the other party complying as to delivery with the terms of this Section 8.2 and shall be deemed delivered two (2) business days following deposit with the U.S. mail.
     Section 8.3 Amendments, Etc. No amendment, modification, termination or waiver of any provision of this Agreement, the Collateral Agreements, nor consent to any departure by Borrower therefrom shall in any event be effective unless the same shall be in writing and signed by Lender and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No notice to or demand on any Borrower in any case shall entitle any Borrower to any other or further notice or demand in similar or other circumstances.
     Section 8.4 Binding Effect and Assignment. This Agreement shall be binding upon and inure to the benefit of each Borrower and Lender, and their respective successors and assigns, including any subsequent holder or holders of any of the Notes or any participation interest therein except that Borrower may not assign or transfer its rights hereunder without the prior written consent of Lender.
     Section 8.5 Severability. In the event any one or more of the provisions contained in this Agreement, any of the Collateral Agreements or any other documents given in connection with this transaction shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement or the Collateral Agreements, nor shall it affect the validity, legality or enforceability of such provision in other states.
     Section 8.6 Governing Law. This Agreement shall be construed in accordance with the laws of the State of Nebraska.
     Section 8.7 Headings. Article and Section headings used in this Agreement are for convenience only and shall not affect the construction of this Agreement.
     Section 8.8 Conflicts. In the event of any conflict between this Agreement and the Collateral Agreements, this Agreement shall control.

     Section 8.9 Counterparts. This Agreement may be executed in two or more counterparts and such counterparts shall be deemed originals and all such counterparts shall constitute one and the same instrument.
     Section 8.10 Waiver. EACH BORROWER AND LENDER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT THEY MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY AND ALL ISSUES PRESENTED IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY ANY ONE OF THE PARTIES HERETO AGAINST THE OTHER OR ITS SUCCESSORS WITH RESPECT TO ANY MATTER ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY DOCUMENT CONTEMPLATED HEREIN OR RELATED HERETO. THIS WAIVER BY THE PARTIES HERETO TO ANY RIGHT ANY ONE OF THEM MAY HAVE TO A TRIAL BY JURY HAS BEEN NEGOTIATED AND IS AN ESSENTIAL ASPECT OF THEIR BARGAIN. FURTHERMORE, BORROWER AND LENDER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT THEY MAY HAVE TO SEEK PUNITIVE, CONSEQUENTIAL AND INDIRECT DAMAGES FROM THE OTHER WITH RESPECT TO ANY AND ALL ISSUES PRESENTED IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY ANY ONE OF THE PARTIES HERETO AGAINST THE OTHER OR ITS SUCCESSORS WITH RESPECT TO ANY MATTER ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY DOCUMENT CONTEMPLATED HEREIN OR RELATED HERETO. THE RECIPROCAL WAIVERS OF BORROWER AND LENDER OF ANY RIGHT THEY MAY HAVE TO SEEK PUNITIVE, CONSEQUENTIAL OR INDIRECT DAMAGES AS SET FORTH ABOVE HAS BEEN NEGOTIATED BY THE PARTIES HERETO AND AS AN ESSENTIAL ASPECT OF THEIR BARGAIN.
     Section 8.11 Submission to Jurisdiction; Venue. Each Borrower hereby submits to the jurisdiction of any state or federal court sitting in Omaha, Nebraska, in any action or proceeding arising out of or relating to this Agreement or any document contemplated herein or related hereto, and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court. Each Borrower also agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each Borrower waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of the Lender. Each Borrower agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or at equity. Each Borrower hereby waives any rights it may have to transfer or change the venue of any suit, action or other proceeding brought against such Borrower by the Lender in accordance with this Section 8.11 or in connection with this Agreement or any document contemplated herein or related hereto.
     Section 8.12 Construction. This document is an agreement between parties who are experienced in sophisticated and complex matters similar to the transaction contemplated by this Agreement and is entered into by both parties in reliance upon the economic and legal bargains contained herein and shall be interpreted and construed in a fair and impartial manner without regard to such factors as the party which prepared the instrument, the relative bargaining powers of the parties or the domicile of any party. Lender and Borrower were each represented by legal counsel competent in advising them of their obligations and liabilities hereunder.
     Section 8.13 Participations. Notwithstanding any other provision of this Agreement, Borrower understands that the Lender currently intends to sell participation interests in the Loans and reserves the right to enter into participation agreements with other lenders whereby the Lender will allocate a certain percentage of the Loans to such other lenders. Borrower specifically permits and authorizes the Lender to exchange financial information about Borrower with actual or potential participants. Borrower acknowledges that, for the convenience of all parties, this Agreement is being entered into with the Lender only and that, in the event Lender sells one or more participation interests in the Loans, Borrower’s obligations under this Agreement are undertaken for the benefit of, and as an inducement to, each of the participating lenders as well as the Lender, and Borrower hereby grants to each of the participating lenders to the extent of its participation in any Loan the right to set off deposit accounts maintained by Borrower with the Lender or such participating lenders. Borrower understands that the terms of such participation agreements with any of the participating lenders may limit the Lender’s rights to amend, waive or modify the terms and conditions of this Agreement, any of the Collateral Agreements and any of the other instruments and documents to be delivered hereunder and thereunder without the express written consent of all or a designated percentage of such participants.
     Section 8.14 Notice — Written Agreements. This Notice is provided pursuant to Nebraska Revised Statutes 45-1,112 et. seq. This Agreement is a credit agreement. A credit agreement must be in writing to be enforceable under Nebraska Law. To protect you and us from any misunderstandings or disappointments, any contract, promise, undertaking or offer to forebear repayment of money or to make any other financial accommodation in connection with this loan of money or grant or extension of credit, or any amendment of, cancellation of, waiver of or substitution for any or all of the terms or provisions of any instrument or document executed in connection with this loan of money or grant or extension of credit, must be in writing to be effective.

INITIALED:
/s/ LLR
Borrower
[REMAINDER OF PAGE INTENTIONALLY BLANK; SIGNATURE PAGE FOLLOWS.]

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first set forth above.

Professional Veterinary Products, Ltd., a Nebraska corporation

By:	/s/ Dr. Lionel L. Reilly
Dr. Lionel L. Reilly, its President

ProConn, LLC, a Nebraska limited liability company

By:	Professional Veterinary Products, Ltd.,
a Nebraska corporation,
its Manager and sole Member

By:	/s/ Dr. Lionel L. Reilly
Dr. Lionel L. Reilly, its President

Exact Logistics, LLC, a Nebraska limited liability company

By:	Professional Veterinary Products, Ltd.,
a Nebraska corporation,
its Manager and sole Member

By:	/s/ Dr. Lionel L. Reilly
Dr. Lionel L. Reilly, its President

First National Bank of Omaha, a national banking association

By:	/s/ Donald L. Erikson
Name:	Donald L. Erikson
Title:	Vice President

LIST OF EXHIBITS

2.1	Revolving Note

2.1.4	Borrowing Base Certificate

2.2	Term Note

2.6(a)	PVPL Security Agreement

2.6(b)	Deed of Trust, Security Agreement, Assignment of Leases and Rents and Fixture Filing

2.6(c)	Assignment of Rents and Leases

2.6(d)	ProConn Security Agreement

2.6(e)	Exact Security Agreement

2.6(f)	Environmental Indemnity Agreement

5.1	Compliance Certificate